UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CAPSTEAD MORTGAGE CORPORATION

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 28, 2010

To the stockholders of

CAPSTEAD MORTGAGE CORPORATION:

The annual meeting of stockholders of Capstead Mortgage Corporation, a Maryland corporation, will be held at The Crescent Club, 200 Crescent Court, 17th floor, Dallas, Texas on Wednesday, April 28, 2010 beginning at 9:00 a.m., Central time, for the following purposes:

(1)	To elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified; and

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

In the discretion of the proxies, the meeting may include the transacting of any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

** PLEASE VOTE NOW **	YOUR VOTE IS IMPORTANT	** PLEASE VOTE NOW **

Stockholders of record at the close of business on February 18, 2010 will be entitled to notice of and to vote at the annual meeting of stockholders. It is important your shares are represented at the meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting of stockholders in person, please vote your shares as promptly as possible by telephone, via the internet, or by signing, dating and returning your proxy card. Voting promptly saves us the expense of a second mailing or telephone campaign, and reduces the risk that the annual meeting of stockholders is adjourned because of the lack of a quorum. Voting by the internet or telephone helps reduce postage and proxy tabulation costs. See the “Voting” section of this proxy statement for a description of voting methods.

Stockholders please note new regulations at the New York Stock Exchange, which will affect your vote on the election of directors. You must vote your proxy in order for your shares to be counted for the election of directors.

PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR TELEPHONE.

By order of the board of directors,

Phillip A. Reinsch
Secretary

8401 North Central Expressway, Suite 800

Dallas, Texas 75225-4404

March 17, 2010

CAPSTEAD MORTGAGE CORPORATION

8401 North Central Expressway, Suite 800

Dallas, Texas 75225-4404

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 28, 2010

This proxy statement, together with the proxy, is solicited by and on behalf of the board of directors of Capstead Mortgage Corporation, a Maryland corporation, for use at the annual meeting of stockholders to be held on April 28, 2010 at The Crescent Club, 200 Crescent Court, 17th floor, Dallas, Texas beginning at 9:00 a.m., Central time. The board is requesting you to allow your shares to be represented and voted at the annual meeting by the proxies named on the proxy card. “We,” “our,” “us,” and “Capstead” each refers to Capstead Mortgage Corporation. A notice regarding the internet availability of this proxy statement and 2009 annual report will first be mailed to stockholders on or about March 17, 2010. This proxy statement will be available on our website at that time. See the “Notice of Electronic Availability of Proxy Materials” section of this proxy statement for more information.

At the annual meeting of stockholders, action will be taken to elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified, and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. In the discretion of the proxy holders, proxies may be voted on any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and other factors. These factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, the availability of financing at reasonable levels and terms to support investing on a leveraged basis, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of differing levels of leverage employed, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance under operating and/or development plans, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our board. We will bear the expense of soliciting proxies for the annual meeting of stockholders, including the mailing cost. In addition to solicitation by mail, our officers or a company of our designation may solicit proxies from stockholders by telephone, e-mail, facsimile or personal interview. Our officers receive no additional compensation for such services.

We intend to request persons holding common shares in their name or custody, or in the name of a nominee, to send a notice of internet availability of proxy materials to their principals and request authority for the execution of the proxies. We will reimburse such persons for their expense in doing so. We will also use the proxy solicitation services of Georgeson Inc. For such services, we will pay a fee that is not expected to exceed $6,000 plus out-of-pocket expenses.

Voting Securities

Our only voting equity securities are our common shares. Each common share entitles the holder to one vote. As of February 18, 2010, there were 69,304,390 common shares outstanding and entitled to vote. Only stockholders of record at the close of business on February 18, 2010 are entitled to vote at the annual meeting of stockholders or any adjournment of the meeting.

Voting

If you hold our common shares in your own name as a holder of record, you may instruct the proxies to vote your shares through any of the following methods:

•	using the internet, logging on to www.eproxy.com/cmo to gain access to the voting site to authorize the proxies to vote your shares;

•	calling our transfer agent Wells Fargo at 1-800-560-1965 and following the prompts; or

•	signing, dating and mailing the proxy card in the postage-paid envelope provided.

Our counsel has advised us these three voting methods are permitted under the corporate law of Maryland, the state in which we are incorporated.

The deadline for internet and telephone voting is 12:00 p.m. (noon), Central time, on April 27, 2010. If you prefer, you may bring your proxy to the annual meeting of stockholders to vote your shares in person.

If a broker, bank or other nominee holds our common shares on your behalf, the voting instructions above do not apply to you. You will receive voting instructions from them.

Counting of Votes

A quorum will be present at the annual meeting of stockholders if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy. If you have returned valid voting instructions or if you hold your shares in your own name as a holder of record and attend the annual meeting of stockholders in person with your proxy, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting of stockholders may be adjourned until a quorum has been obtained.

The affirmative vote of a plurality of the common shares cast at the annual meeting of stockholders is required to elect each nominee to our board. The affirmative vote of a majority of all the votes cast is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010. For any other matter, unless otherwise required by Maryland or other applicable law, the affirmative vote of a majority of all the votes cast at the annual meeting of stockholders is required to approve the matter.

Because the proportion of votes needed to elect our directors and ratify the appointment of our independent registered public accounting firm is based on votes actually cast rather than votes entitled to be cast, abstentions, broker non-votes and withheld votes will have no effect on the election of directors or the ratification of the appointment of our independent registered public accounting firm, assuming that a quorum is obtained.

Unlike previous years, brokers holding shares beneficially owned by their clients will no longer have the ability to cast votes with respect to the election of directors unless the brokers have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your shares will be counted in the election of directors.

Broker non-votes occur when a broker, bank or other nominee holding common shares on your behalf votes the shares on some matters but not others. We will treat broker non-votes as common shares present and voting for quorum purposes and votes not cast in electing nominees to our board.

If you sign and return your proxy card without giving specific voting instructions, your shares will be voted FOR the nominees to our board and the appointment of our independent registered public accounting firm.

Right to Revoke Proxy

You must meet the same deadline when revoking your proxy as when voting your proxy. See the “Voting” section of this proxy statement for more information. If you hold our common shares in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

•	notifying our secretary in writing of your revocation before your shares have been voted;

•	signing, dating and mailing a new proxy card to Wells Fargo;

•	calling Wells Fargo at 1-800-560-1965 and following the prompts;

•	using the internet, logging on to www.eproxy.com/cmo and following the prompts; or

•	attending the annual meeting of stockholders with your proxy and voting your shares in person.

If our common shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive information on revoking your proxy.

Notice of Electronic Availability of Proxy Materials

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”) in 2007, this proxy statement and our 2009 annual report are being furnished to our stockholders by posting them online. On or about March 17, 2010, we mailed our stockholders a notice with instructions on accessing these materials and voting online. If you received a notice, you will not receive a hard copy of the proxy materials unless you request them. If you would like to receive a hard copy of our proxy materials, follow the instructions on the notice.

Multiple Stockholders Sharing the Same Address

SEC rules allow for householding, which is the delivery of a single copy of an annual report and proxy statement, or notice of electronic availability, to any household at which two or more stockholders reside if it is believed the stockholders are members of the same family. Duplicate mailings are eliminated by allowing stockholders to consent to such elimination or through implied consent if a stockholder does not request continuation of duplicate mailings. Depending upon the practices of your broker, bank or other nominee, you may be required to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you hold our common shares in your own name as a holder of record, householding will not apply to you.

Extra copies of our annual report, proxy statement or information statement may be obtained free of charge by sending a request to Capstead Mortgage Corporation, Attention: Stockholder Relations, 8401 North Central Expressway, Suite 800, Dallas, Texas, 75225-4404. You can also obtain copies on our website at www.capstead.com or by calling us toll-free at (800) 358-2323, extension 2354.

Voting Results

Voting results will be announced at the annual meeting of stockholders, and a detail of the voting results will be published in a Form 8-K within four business days.

PROPOSAL ONE – ELECTION OF DIRECTORS

One of the purposes of the annual meeting of stockholders is to elect seven directors to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. In order to understand each nominee’s qualifications to serve as a director, it is important to first review our core investment strategy:

Capstead Mortgage Corporation operates as a self-managed real estate investment trust (“REIT”) for federal income tax purposes and earns income from investing in a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of adjustable-rate mortgage securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

Set forth below for each director nominee is the name, age, principal occupation, the date elected to our board, board committee memberships held, the number of common shares beneficially held, directorships held with other public companies and certain other biographical information necessary to provide you with a more complete understanding of the experiences, qualifications, attributes or skills of each director nominee.

Also provided below is a brief discussion of our considerations for recommending each of the nominees for director. For discussion of beneficial ownership, see the “Security Ownership of Management and Certain Beneficial Owners” section of this proxy statement. If any nominee becomes unable to stand for election as a director, an event we do not presently expect, the proxy will be voted for a replacement nominee if our board designates one.

The board recommends a vote FOR all nominees.

Nominees for Director

JACK BIEGLER*

Private Investments

Chairman of the Board

Chairman: Executive Committee

Member: Audit, Compensation and Real Estate

      Investment Committees

Director since June 2005

Common shares beneficially owned: 35,500

Age 66

Mr. Biegler has served as our chairman of the board since April 2009. Mr. Biegler served as president of Ellison Management LLC from 1996 until his retirement in 2009. From 1980 until its sale in 1996, Mr. Biegler served as chief financial officer (“CFO”) of Ray Ellison Industries, which was involved with the development and construction of single-family homes in San Antonio, Texas. Mr. Biegler serves on the community board of Wells Fargo Bank, San Antonio.

Consideration for Recommendation: Mr. Biegler worked as a CFO in the single-family homebuilding business for a significant portion of his career and he continues to be involved in various real estate-related activities on a personal basis. Recognizing the depth of his accounting, financial and real estate-related experience, Mr. Biegler serves as our chairman of the board, chairman of the executive committee and as a member of the audit, compensation and real estate investment committees.

*	Indicates an independent director in compliance with Section 303A.02 “Independence Tests” of the New York Stock Exchange (“NYSE”) Listed Company Manual and our Board of Directors’ Guidelines. See the “Board Member Independence” section of this proxy statement for more information.

Nominees for Director

ANDREW F. JACOBS President and Chief Executive Officer Member: Executive Committee Director since July 2003 Common shares beneficially owned: 357,100 Age 50	Mr. Jacobs has served as our president and chief executive officer (“CEO”) since July 2003. He served as our executive vice president – finance from August 1998 to July 2003 and as secretary from April 2000 to July 2003. Mr. Jacobs has served in various other executive positions with us since 1988. In 2009 Mr. Jacobs was elected to serve for a three year term on the board of governors of the National Association of Real Estate Investment Trusts (“NAREIT”) and was appointed founding chairman of NAREIT’s Council of Mortgage REITs. Mr. Jacobs is a member of the executive committee of the Chancellors Council of the University of Texas System and the executive council of the Real Estate Finance and Investment Center at the University of Texas at Austin. Mr. Jacobs has been licensed as a certified public accountant since 1984 and holds a Certificate of Director Education from the National Association of Corporate Directors (“NACD”).

Consideration for Recommendation: Mr. Jacobs has served in an executive capacity for us since 1988. Recognizing the depth of his experience in the mortgage REIT industry over an extended period of time, Mr. Jacobs serves as our president and CEO and as a member of the executive committee.

GARY KEISER* Private Investments Chairman: Audit Committee Member: Compensation Committee Director since January 2004 Common shares beneficially owned: 49,089 Age 66	Mr. Keiser served as a partner at Ernst & Young LLP from 1980 until his retirement in November 2000. Mr. Keiser began his career with Ernst & Young LLP in 1967.

Consideration for Recommendation: Mr. Keiser worked in the public accounting profession for his entire career, focusing a significant amount of his time on mortgage banking and real estate-related clients. Recognizing the depth of his mortgage banking, real estate and accounting experience, Mr. Keiser serves as the chairman of our audit committee and as a member of our compensation committee.

*	Indicates an independent director in compliance with Section 303A.02 “Independence Tests” of the New York Stock Exchange (“NYSE”) Listed Company Manual and our Board of Directors’ Guidelines. See the “Board Member Independence” section of this proxy statement for more information.

Nominees for Director

PAUL M. LOW* Private Investments Chairman Emeritus Member: Governance & Nomination Committee Director since October 1990; and April 1985 to March 1990 Common shares beneficially owned: 92,799 Age 79	Mr. Low has served as chairman emeritus of our board since April 2009. From July 2003 to April 2009 Mr. Low served as our chairman of the board. Mr. Low was CEO of Laureate Inc., a private software company, from March 1997 to his retirement in February 2001. From January 1992 to September 1994, Mr. Low was chairman of the board of New America Financial L.P., a mortgage banking firm he founded. Mr. Low was president of Lomas Mortgage USA, a mortgage banking firm, from July 1987 to December 1990, and served in various other executive positions with Lomas beginning in 1957. Mr. Low served as our senior executive vice president from April 1985 to January 1988.

Consideration for Recommendation: Mr. Low worked in the mortgage banking industry for most of his career and was a founding member of our board of directors in 1985. Recognizing the depth of his mortgage banking experience over an extended period of time, Mr. Low serves as chairman emeritus and as a member of our governance & nomination committee.

CHRISTOPHER W. MAHOWALD*

President, RSF Management and RSF Partners

Chairman: Real Estate Investment Committee

Member: Governance & Nomination Committee

Director since June 2005

Common shares beneficially owned: 27,768

Age: 48

Mr. Mahowald is the managing partner of RSF Partners, a series of real estate private equity funds. Prior to forming RSF in 1997, Mr. Mahowald was a partner with the Robert M. Bass Group where he was a founding principal in several real estate-related private equity funds, including the Brazos Fund, the Lone Star Opportunity Fund and Colony Capital, where he played a key role in the acquisition and management of over $8 billion in real estate-related assets. Prior to joining the Bass Group he was principal for the Trammell Crow Company where he developed and leased industrial real estate projects. Mr. Mahowald serves on the boards of Smith Packett and Stonegate Senior Living, both private firms, as well as the management board for the Stanford Graduate School of Business and the executive committee for the Real Estate Council, a non-profit trade association in Dallas/Fort Worth. Mr. Mahowald previously served on the boards of two publicly traded real estate finance companies, IMPAC Commercial Holdings and Omega Healthcare (NYSE: OHI).

Consideration for Recommendation: Mr. Mahowald has worked in or managed a number of different real estate-related funds over his career. Recognizing the depth of his real estate-related experience, Mr. Mahowald serves as the chairman of our real estate investment committee and as a member of the governance & nomination committee.

*	Indicates an independent director in compliance with Section 303A.02 “Independence Tests” of the New York Stock Exchange (“NYSE”) Listed Company Manual and our Board of Directors’ Guidelines. See the “Board Member Independence” section of this proxy statement for more information.

Nominees for Director

MICHAEL G. O’NEIL* Private Investments Chairman: Governance & Nomination Committee Member: Audit and Executive Committees Director since April 2000 Common shares beneficially owned: 51,323 Age 67	Until retiring in July 2001, Mr. O’Neil was a director in the investment banking division of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an investment banking firm, where he had been employed since 1972. In 2009, Mr. O’Neil retired from the board of directors at Massively Parallel Technologies, Inc., a private software technology company specializing in high-speed computing, though he continues to serve on their advisory board. He also served as a director for MobilePro Corp. a publicly traded company, from 2004 to 2008.

Consideration for Recommendation: Mr. O’Neil worked for a major investment banking firm his entire career, focusing on debt and equity transactions involving U.S. and foreign corporations and U.S. Treasury and mortgage-related securities and various real estate-related entities. He represented his firm as lead underwriter for our initial public offering in 1985. Recognizing the depth of his capital markets experience, and knowledge of a broad spectrum of security types, Mr. O’Neil serves as the chairman of our governance & nomination committee and as a member of the audit and executive committees.

MARK S. WHITING*

Managing Partner,

Drawbridge Partners, LLC

Chairman: Compensation Committee

Member: Real Estate Investment Committee

Director since April 2000

Common shares beneficially owned: 40,800

Age 53

Mr. Whiting has been the Managing Partner of Drawbridge Partners, LLC, a real estate investment firm, since September 1998. Mr. Whiting served as CEO and director of TriNet Corporate Realty Trust, Inc., a commercial REIT, from May 1996 through September 1998 and served as president, chief operating officer and director of TriNet from May 1993 to May 1996. Mr. Whiting currently serves on the board of The Marcus & Millichap Company, a private real estate investment brokerage firm. He is also a member of the Stanford University Athletic Board and is on the board of trustees of the Cate School.

Consideration for Recommendation: Mr. Whiting has worked as CEO of a publicly traded REIT and continues to be involved in various real estate-related activities on a personal basis. Recognizing the depth of his real estate-related experience and having served as a CEO of a public company, Mr. Whiting serves as the chairman of our compensation committee and as a member of the real estate investment committee.

*	Indicates an independent director in compliance with Section 303A.02 “Independence Tests” of the New York Stock Exchange (“NYSE”) Listed Company Manual and our Board of Directors’ Guidelines. See the “Board Member Independence” section of this proxy statement for more information.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

Our business and affairs are managed under the direction of our board. Members of our board are kept informed of our business through discussions with our chairman of the board, the CEO, other executive officers, by reviewing materials provided to them, and by participating in meetings of our board and its committees.

During the year ended December 31, 2009, our board held four regular meetings and eleven special meetings. In accordance with our Board of Directors’ Guidelines, directors are expected to attend all meetings of our board and meetings of committees on which they serve. Each director standing for re-election attended more than 75 percent of all meetings of our board and committees on which he served.

Attendance at Annual Meeting of Stockholders

In keeping with our Board of Directors’ Guidelines, directors are expected to attend in person our annual meeting of stockholders. All of our directors were in attendance at the 2009 annual meeting of stockholders on April 30, 2009.

Board Member Independence

Section 303A.02 “Independence Tests” of the NYSE Listed Company Manual outlines the requirements for a director to be deemed independent by the NYSE, including the mandate that our board affirmatively determine a director has no material relationship with us that would impair independence. To assist in ascertaining the independence of our board members, each board member completed a qualification questionnaire in December 2009. Board members were asked to verify biographical information, service on other company boards and committees, and attendance at our board and committee meetings. They were also asked to affirm compliance with all of the independence standards set forth in the NYSE Listed Company Manual and our Board of Directors’ Guidelines. Further, board members were asked to verify their interest in serving on our board in 2010 and their availability and capability to serve, as well as confirm they meet additional qualifications required for continued service as outlined in our Board of Directors’ Guidelines.

After receipt of all completed qualification questionnaires, our governance & nomination committee members were given a copy of each questionnaire, along with information regarding each board member’s ownership in our equity securities. At the conclusion of this process, our board affirmatively determined no director, with the exception of Mr. Jacobs who is our CEO, has a material relationship with us that would impair his independence, and each director meets all of the independence requirements set forth in the NYSE Listed Company Manual and our Board of Directors’ Guidelines. Therefore, our board is comprised of a majority of independent directors, as required in Section 303A.01 “Independent Directors” of the NYSE Listed Company Manual.

Our Board of Directors’ Guidelines are found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Governance Documents.” Any reference to an independent director herein infers compliance with the NYSE independence tests and our Board of Directors’ Guidelines.

Charitable Contributions

At no time during the preceding three years have we made a contribution to a charitable organization where one of our independent directors serves as an executive officer.

Board Member Compensation

Compensation of our independent directors for the fiscal year ended December 31, 2009 is outlined in the following table.

Director Compensation*

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
Jack Biegler	85,500	11,390	7,600	—	104,490
Gary Keiser	76,500	11,390	7,600	—	95,490
Paul M. Low	69,500	11,390	7,600	—	88,490
Christopher W. Mahowald	56,500	11,390	7,600	—	75,490
Michael G. O’Neil	71,500	11,390	7,600	—	90,490
Mark S. Whiting	68,500	11,390	7,600	—	87,490

*	Columns for “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.
(a)	Amount represents the aggregate grant date fair value of stock awards based on the closing market price of our common shares on the date of grant. Related compensation cost is recognized as expense on a straightline basis over the related requisite service period. As of December 31, 2009, each director held 1,000 unvested stock awards.
(b)	Amounts represent the aggregate grant date fair value of option awards determined using the fair value methodology disclosed in the 2009 audited financial statements – see Note 11 to the 2009 audited financial statements for discussion of valuation assumptions. Related compensation cost is recognized as expense on a straightline basis over the related requisite service period. As of December 31, 2009, each director held exercisable and unexercisable option awards aggregating: 30,000 shares for Mr. Whiting; 25,000 shares for Mr. Keiser; and 15,000 shares each for Messrs. Biegler, Low, Mahowald and O’Neil.
(c)	Dividends paid on unvested stock awards of $2,940 to each director for the 2009 fiscal year were excluded because the stock awards are valued for compensation cost purposes based on the closing market price of our stock on the date of grant, which is assumed to factor future dividends into its valuation.

Narrative Disclosure to Director Compensation Table

Independent directors receive base compensation for their representation on our board at an annualized rate of $40,000 and an annual stock award of 1,000 shares of common stock. The stock award granted on April 30, 2009 will vest in full on April 15, 2010. The chairman of the board receives an additional $20,000 annually, the chair of our audit committee receives an additional $15,000 annually, and the chairs of our compensation and governance & nomination committees receive an additional $10,000 annually. Independent directors receive fees of $2,500 per board meeting attended and $1,000 per committee meeting attended. Additionally, each director was granted 5,000 option awards on May 4, 2009 at an exercise price of $11.69, which will vest in full on April 15, 2010 and had a fair value on the date of grant of $7,600. All directors receive reimbursement for travel costs and expenses. Employee directors do not receive compensation for serving on our board.

The board believes a portion of the director’s total compensation should be paid in the form of equity awards. This element of total compensation is intended to align the director’s long-term interests to those of our stockholders through the granting of (i) stock awards, (ii) option awards and (iii) other incentive-based awards as defined in the Amended and Restated 2004 Flexible Long-Term Incentive Plan. The provisions of equity awards generally include:

Stock awards provide for vesting in equal annual installments over the requisite service period established by our board, typically one year. The director will be considered the owner of the shares and entitled to vote and receive all dividends and any other distributions declared on the shares prior to vesting. Dividends per share or distributions shall not exceed those available to our common stockholders. Unvested shares cannot be sold, transferred or otherwise disposed of for any purpose other than to us. Unvested shares will revert to us in the event the director leaves us for any reason, including termination of directorship by reason of voluntary or involuntary discharge, disability or retirement, except in the event of a change in control, dissolution or liquidation of our company or death, in which case all outstanding unvested shares will automatically vest in full.

Option awards provide for vesting in equal annual installments over the requisite service period established by our board, typically one year, and expire at the earliest of (i) ten years after date of grant, (ii) six months, or the remaining term of the option if earlier, after the optionee’s termination of directorship by reason of death, resignation, retirement or disability or (iii) on the date of the optionee’s termination of directorship for cause. No option awards will vest after the optionee’s termination of directorship for any reason, including voluntary or involuntary discharge, disability or retirement, except in the event of a change in control, dissolution or liquidation of our company, or death of the grantee, in which case all outstanding unvested options will automatically vest in full. Outstanding option awards do not receive dividends prior to exercise and are non-voting. Presently, all outstanding director option awards are fully vested with the exception of the option award granted to directors in 2009.

Leadership Structure

Our board currently separates the role of chairman of the board and the role of chief executive officer in order to further strengthen our governance structure. The board believes the separation of roles provides an effective leadership model and advances accountability, independent decision-making and oversight for our company.

Board Committees and Meetings

The current standing committees of our board are listed in the table below. Each of these committees has a written charter approved by our board. A copy of the charters can be found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Committee Charting.” The members of the committees and the number of meetings held during 2009 are identified in the table below, and a description of the principal responsibilities of each committee follows.

	Audit	Compensation	Executive	Governance & Nomination	Real Estate Investment
Jack Biegler	X	X	Chair		X
Andrew F. Jacobs			X
Gary Keiser	Chair	X
Paul M. Low				X
Christopher W. Mahowald				X	Chair
Michael G. O’Neil	X		X	Chair
Mark S. Whiting		Chair			X
Number of Meetings	5	4	2	2	2

The audit committee is comprised of three independent directors. This committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm; and it provides assistance to our board in fulfilling their oversight responsibilities to our stockholders, potential stockholders and the investment community relating to:

•	The integrity of our financial statements and the financial reporting process, including the systems of internal accounting and financial control and disclosure controls and procedures;

•	The independent registered public accounting firm’s qualifications and independence;

•	Our compliance with legal and regulatory requirements; and

•	The performance of our internal audit function (outsourced to a third party service provider) and our independent registered public accounting firm.

Our board has determined that Messrs. Biegler, Keiser and O’Neil are “audit committee financial experts” as defined in the applicable rules and regulations of the Securities Exchange Act of 1934, as amended. All members of our audit committee meet the NYSE listing standards and our Board of Directors’ Guidelines for independence of audit committee members, have financial management experience and are financially literate as required by the NYSE Corporate Governance Listing Standards. Our audit committee charter limits the number of audit committees on which committee members may serve to no more than two other public companies, unless our board determines such simultaneous service would not impair the ability of such member to effectively serve. No member of our audit committee currently serves on the audit committee of another public company.

The compensation committee is comprised of three independent directors. Our board has determined that Messrs. Biegler, Keiser and Whiting are independent in accordance with NYSE listing standards and Item 407(a) of the SEC Regulation S-K. All of our compensation programs are administered under the direction of this committee. This committee is responsible for overseeing our compensation programs including:

•	Reviewing and approving corporate goals and objectives relevant to the CEO’s compensation;

•	Evaluating the CEO’s performance in light of those goals and approving compensation consistent with such performance;

•	Approving base salaries, annual incentives and other programs and benefits for senior management other than the CEO;

•	Approving compensation programs and benefits for other employees and board members;

•	Reviewing and coordinating succession plans for the CEO and other members of senior management; and

•	Reviewing and discussing with management the Compensation Discussion and Analysis (“CD&A”) and recommending to our board its inclusion in our proxy statement and annual report on Form 10-K.

Because the CEO determines the responsibilities of each executive officer and observes how these responsibilities are carried out throughout the year, the CEO is in the best position to review the performance of each executive officer and make recommendations to the committee regarding all components of compensation for each executive officer, including his own. In its role as the administrator, the committee may exercise its discretion in modifying any of the recommendations and is responsible for ultimately approving all compensation arrangements for the executive officers. During 2008, the committee commissioned a comprehensive study of executive compensation to ensure our compensation programs and practices were competitive with those of our peers and appropriately designed to support the creation of stockholder value. As a part of the process, the committee engaged Towers Watson (formerly Towers Perrin), a nationally recognized consulting firm specializing in executive compensation, to provide independent advice on the design and effectiveness of our compensation programs and their competitiveness relative to those of our peers. The committee again engaged Towers Watson in 2009 to update its study and report on the progress of the changes made to our compensation program in the prior year.

The executive committee is comprised of three directors. During the intervals between meetings of our board, this committee has all of the powers and authority of our board in managing our business and affairs, except those powers that by law cannot be delegated by our board.

The governance & nomination committee is comprised of three independent directors. This committee is responsible for:

•	Recommending nominees to our board for the next annual meeting of stockholders;

•	Overseeing the evaluation of the performance of our board and management from a corporate governance perspective;

•	Identifying qualified individuals to serve on our board consistent with criteria approved by our board; and

•	Developing, recommending to our board, and maintaining our governance policies and guidelines.

The real estate investment committee is comprised of three independent directors. This committee is responsible for overseeing our investments in commercial real estate-related assets.

Risk Oversight

Enterprise risks are identified and prioritized by management and reported to the full board on a quarterly basis or as otherwise appropriate, while compliance and financial risks are overseen by the audit committee. The compensation committee considers enterprise risks within the design of our compensation programs to ensure our compensation programs do not encourage excessive risk taking.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2009, Messrs. Biegler, Keiser and Whiting served on our compensation committee. No member of the compensation committee was at any time during 2009 or at any other time, an officer or employee of Capstead, and no member had any relationship with us requiring disclosure as a related person transaction in the “Related Person Transactions” section of this proxy statement. None of our executive officers has served on the board or compensation committee of any other entity that has or had one or more executive officers who served as a member of our board or compensation committee during 2009.

Meetings of Non-Management Directors

Non-management directors regularly meet without management present immediately following our quarterly board meetings. Accordingly, such directors met four times in 2009. At these meetings, the non-management directors reviewed strategic issues for consideration by our board, including future agendas, the flow of information to directors, management progression and succession, and our corporate governance guidelines. The non-management directors have determined that the chair of our governance & nomination committee, currently Mr. O’Neil, will preside at such meetings. The presiding director is generally responsible for advising the CEO of decisions reached and suggestions made at these sessions. The presiding director may have other duties as determined by our board. Stockholders and interested parties may communicate with the presiding director or non-management directors as a group by utilizing the communication process identified in the “Interested Party and Stockholder Communication with our Board” section of this proxy statement. If non-management directors include a director who is not an independent director, our Board of Director Guidelines requires that at least one of the scheduled executive sessions include only independent directors. Presently, all of our non-management directors are independent.

OUR CORPORATE GOVERNANCE PRINCIPLES

Our policies and practices reflect corporate governance initiatives that are compliant with the NYSE listing standards and the corporate governance requirements of the Sarbanes-Oxley Act of 2002. We maintain a corporate governance section on our website which includes key information about our corporate governance initiatives including our Board of Directors’ Guidelines, charters for the committees of our board, our Code of Business Conduct and Ethics (applicable to all of our employees, officers and directors) and our Financial Code of Professional Conduct. The corporate governance section can be found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Governance Documents.”

Each director should, to the best of his or her ability, perform in good faith the duties of a director and a committee member in a manner he or she believes to be in our best interests with the care an ordinarily prudent person in a like position would use under similar circumstances. This duty of care includes the obligation to make, or cause to be made, an inquiry when the circumstances would alert a reasonable director to the need thereof. Directors are expected to attend, in person or by telephone, all meetings of our board and meetings of the committees on which they serve, as well as attend in person our annual meeting of stockholders.

Considerations for Nomination

Our governance & nomination committee considers and makes recommendations to our board concerning candidates for election and the appropriate size of our board. In considering incumbent directors, the committee reviews the directors’ overall service during their terms, including the number of meetings attended, level of participation and quality of performance. Other considerations include the directors’ level of ownership in our equity securities and, when applicable, the nature of and time involved in the directors’ service on other boards. The committee reviews the completed qualification questionnaires submitted by incumbent directors (as previously described in the “Board Member Independence” section of this proxy statement) prior to making its recommendation to the board regarding the slate of directors for election at the following year’s annual meeting of stockholders.

In considering candidates to fill new positions created by expansion and/or vacancies that occur because of resignation, retirement or any other reason, the committee uses its and management’s network of contacts to compile a list of potential candidates. The committee may also engage, if it deems appropriate, a professional search firm. Candidates are selected on the basis of talent and experience relevant to our business without regard to race, religion, gender or national origin as described in the Board of Director’s Guidelines. Candidates should possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility. Candidates should also have a genuine interest in our company, recognize that he or she is accountable to our stockholders (not to interest groups) and have a background that demonstrates an understanding of business and financial affairs and the complexities of a large business organization.

No person shall be eligible to serve as a director who has been convicted of a felony criminal offense or any criminal offense involving moral turpitude, dishonesty or a breach of trust. The committee will consider candidates recommended by stockholders provided stockholders follow the procedures set forth in the “Stockholder Procedures for Director Candidate Recommendations” section of this proxy statement. The committee evaluates a candidate using the criteria set forth above regardless of who nominated the candidate.

Service on Other Boards

Our Board Of Directors’ Guidelines prohibit directors from serving on more than four boards of other public companies and recommends its audit committee members serve on the audit committee of no more than two other public companies. In addition, the CEO’s service is limited to two other public company boards. Presently, none of our board members, including our CEO, serve on another public company’s board.

Mandatory Resignation

Our Board of Directors’ Guidelines require a director to promptly submit a letter of resignation to our governance & nomination committee when the director (i) changes substantially his or her principal occupation or business association for any reason other than retirement or retirement planning, (ii) declares or is otherwise involved in a personal bankruptcy or bankruptcy of a business in which he or she is a principal or (iii) is named as a party in a material legal proceeding, becomes the target of a material state or federal investigation, or receives a request of a material nature for the production of records or testimony from any state or federal agency. The committee will in turn consider the resignation and make its recommendation to our board on whether to accept or reject the resignation.

Our board, excluding the resigning director, will make a decision regarding the resignation within a reasonable amount of time following receipt of the recommendation by the governance & nomination committee. If a decision is made to accept the resignation, the director’s resignation shall be effective immediately. A director who has been convicted of a felony criminal offense or any criminal offense involving moral turpitude, dishonesty or a breach of trust shall resign effective immediately. An employee director must resign from our board, unless a majority of our board determines otherwise, once he or she ceases to be employed by us whether due to retirement or otherwise.

OTHER GOVERNANCE INFORMATION

Stockholder Procedures for Director Candidate Recommendations

Our governance & nomination committee will consider written director candidate recommendations made by stockholders to our secretary at 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404. Electronic or facsimile submissions will not be accepted. For the committee to consider a candidate, submissions must include sufficient information concerning the recommended individual including biographical data such as age; employment history; a description of all businesses that employ or employed the candidate, including the name and phone number of the businesses; and a list of board memberships the candidate holds, if any. In addition, the candidate should affirm he or she can read and understand basic financial statements and consent to stand for election, if nominated by our board, and serve, if elected by our stockholders.

Once a fully complete recommendation is received by the governance & nomination committee, the recommended candidate is sent a questionnaire that requests additional information regarding independence, qualifications and other information to assist the committee in evaluating him or her, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Further, the questionnaire provides that the individual must grant consent to us to conduct a confidential background search of the individual to the extent allowable under federal, state and local legislation. The recommended candidate must return the questionnaire within the time frame as outlined in the following sentence to be considered for nomination by the committee. Recommendations for which we have received completed questionnaires by November 17, 2010 will be considered for candidacy for the 2011 annual meeting of stockholders. Completed questionnaires received after November 17, 2010 will be considered for candidacy for the 2012 annual meeting of stockholders, if not earlier withdrawn.

Interested Party and Stockholder Communication with our Board

Interested parties and stockholders who wish to contact any of our directors either individually or as a group may do so by calling toll-free (800) 358-2323, by writing to them care of Capstead Mortgage Corporation, 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404 or via e-mail at directors@capstead.com. Interested party and stockholder calls, letters and e-mails are screened by company personnel based on criteria established and maintained by our governance & nomination committee, which includes filtering out improper or irrelevant communications such as solicitations, advertisements, spam, surveys, junk mail, mass mailings, resumes and other forms of job inquiries.

Director Orientation and Continuing Education

Our board and senior management conduct a comprehensive orientation through a review of background material and meetings with senior management to familiarize new directors with our vision, strategic direction, core values, ethics, financial matters, corporate governance practices and other key policies and practices. Our board recognizes the importance of continuing education for directors and is committed to providing such education to improve the performance of our board and its committees. Senior management assists in identifying and advising our directors about opportunities for continuing education including conferences provided by independent third parties. Mr. O’Neil attended the KPMG Audit Committee Institute’s Audit Committee Roundtable in June and December 2009, and has attended the KPMG Audit Committee Roundtable each year since 2004. In May 2009, Mr. Jacobs attended the 2009 Executive Compensation conference hosted by The Conference Board. In connection with maintaining his license as a certified public accountant, Mr. Jacobs is required to earn and report to the Texas State Board of Public Accountancy at least 120 continuing education credit hours over each three-year period. In November 2009, Mr. Keiser attended the NACD Boardroom Leaders Forum.

Annual Board Evaluation and Individual Director Self-Evaluations

Section 303A.09 “Corporate Governance Guidelines” of the NYSE Listed Company Manual requires listed company boards to conduct a self-evaluation at least annually to determine whether it and its committees are functioning effectively. Therefore, approximately 30 days prior to our annual board meeting (generally held immediately following the annual meeting of stockholders) we provide each director a board self-evaluation questionnaire and a self-evaluation questionnaire corresponding to each committee on which he or she serves. All questionnaires are returned to us prior to our annual board meeting. Completed committee questionnaires are given to the committee chair to review and discuss during the next scheduled committee meeting, and the director who presides at the non-management director meetings receives the board self-evaluation questionnaires to review and discuss with directors at our annual board meeting.

EXECUTIVE OFFICERS

The following table shows the names and ages of our current executive officers, and the positions held by each individual. A description of the business experience of each for at least the past five years follows the table.

	Age	Title
Andrew F. Jacobs	50	President and Chief Executive Officer
Phillip A. Reinsch	49	Executive Vice President, Chief Financial Officer and Secretary
Robert R. Spears, Jr.	48	Executive Vice President – Director of Residential Mortgage Investments
Michael W. Brown	43	Senior Vice President – Asset and Liability Management and Treasurer

For a description of Mr. Jacobs’ business experience, see the “Election of Directors” section of this proxy statement.

Mr. Reinsch has served as our executive vice president, CFO and secretary since July 2006. He served as our senior vice president, CFO and secretary from July 2003 to July 2006. Mr. Reinsch has served in various other executive positions with us since March 1993. Mr. Reinsch was employed by Ernst & Young LLP from July 1984 to March 1993, last serving as an audit senior manager. Mr. Reinsch has been a licensed certified public accountant since 1988.

Mr. Spears has served as our executive vice president – director of residential mortgage investments since July 2006. Prior thereto, Mr. Spears had served as our senior vice president – asset and liability management since February 1999. From April 1994 to February 1999, he served as our vice president – asset and liability management. Mr. Spears was employed by NationsBanc Mortgage Corporation from April 1990 to April 1994, last serving as vice president – secondary marketing manager.

Mr. Brown has served as our senior vice president – asset and liability management and treasurer since July 2006. Prior thereto, Mr. Brown had served as our vice president – asset and liability management and treasurer since June 1999. Mr. Brown has been associated with us since July 1994.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The compensation committee of our board has responsibility for establishing, implementing and continually monitoring adherence to our compensation programs and practices and ensuring that the total compensation paid to the executive officers is fair, reasonable, competitive and aligned with the interests of stockholders.

Compensation Philosophy and Objectives

Our compensation philosophy is to provide a competitive, performance-based compensation program to attract, motivate and retain employees vital to our long-term financial success and creation of stockholder value. The committee believes that a company’s executive compensation practices are a window through which the outside world, and most importantly its stockholders, sees an organization’s priorities and core values. The committee recognizes that the creation of stockholder value ultimately rests with management and the successful execution of our business strategies under changing economic conditions. The committee understands the complexities of managing a large portfolio of residential mortgage securities and has sought to design a compensation program that takes into account annual operating performance, portfolio positioning and the overall creation and preservation of stockholder value. The committee also recognizes that compensation decisions are complex and can only be made after careful consideration of our performance measured against our stated business objectives, an executive’s individual performance and contribution toward those business objectives, the amounts and form of prior compensation to an executive, and to a lesser extent, the performance and compensation practices of other companies similar to ours.

It is the intent of the committee for this philosophy to be applied throughout the organization and that the types of compensation and benefits described herein provided to executive officers generally be comparable to those provided to our other officers and employees. The primary components of our compensation program consist of: (i) base salaries, (ii) annual incentives, (iii) long-term equity-based awards, and (iv) other benefits or agreements.

Our Recent Performance

Our stockholders and other investors have entrusted us with over $1.1 billion in long-term investment capital, which includes $1.0 billion of common and preferred equity and $100 million of long-term unsecured borrowings, net of related investments in statutory trusts formed to issue this debt. The committee typically uses long-term investment capital to measure our short- and long-term performance and reviews the reported results of our peers on a comparable basis.

In 2009, our core earnings totaled $172 million, or $2.28 per diluted common share, compared to $123 million, or $1.88 per diluted common share in 2008. Core earnings is a non-GAAP financial measure that excludes financial results associated with non-core investments in commercial real estate loans, which for the current year include impairment and related charges of approximately $40 million and other related expenses of $2 million. On a core earnings basis, we produced a return on average long-term investment capital of 17.4%, compared to 16.2% in 2008. For a reconciliation of core earnings and core earnings per diluted common share to the comparable GAAP measures of net income and earnings per diluted common share, see our Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K.

Our long-term investment capital increased $253 million to $1.1 billion at December 31, 2009 primarily as a result of increases in fair value of our holdings of agency securities, along with improved interest rate swap valuations and capital additions, offset by dividends paid in excess of reported GAAP net income (our fourth quarter 2009 dividend was determined on a core earnings basis). Our book value increased 31% to $11.99 per common share at December 31, 2009, from $9.14 per common share the prior year. We declared common dividends of $2.24 per share in 2009 totaling $149 million, compared to $2.02 per share in 2008 totaling $114 million. All together, our total return on common book value, calculated as the change in book value per common share during the period plus dividends, was 55.7% in 2009, compared to 20.6% in 2008. For the three year period ended December 31, 2009, our total return on common book value has averaged 34.7%.

Analysis and Setting of Executive Compensation

In 2008 the committee commissioned a comprehensive study of executive compensation to obtain a general understanding of the current compensation programs and practices of our peers. This information was used to assist in determining if our compensation programs and practices were competitive with our peers and that they were appropriately designed to support the creation of stockholder value. The committee identified and selected Towers Watson (formerly Towers Perrin), a nationally recognized consulting firm specializing in executive compensation, to provide independent advice on the design and effectiveness of our compensation programs and their competitiveness relative to those of our peers. The committee again engaged Towers Watson in 2009 to update its study and report on the progress of the changes made to our compensation program in the prior year. Towers Watson reports directly to the committee and other than providing similar services as it relates to non-employee directors’ remuneration, which the committee also reviews and recommends to the board, does not provide us any other services.

In beginning its 2009 study, Towers Watson met with members of the committee and Mr. Jacobs, our CEO, to discuss our compensation philosophy and the components of our compensation program, including base salaries, annual incentive opportunities, long-term equity-based awards and other benefits. To assist Towers Watson in this regard, Mr. Jacobs provided Towers Watson a multi-year tally sheet for each of our executive officers setting forth each element of compensation paid during the previous three years, information regarding vested and unvested option and stock awards, including their current value, and the total amount and value of all shares of common stock held by the executive officers. Additionally, Mr. Jacobs provided an analysis of our operating performance and our general and administrative expenses as a percentage of long-term investment capital in comparison to our peers over the previous three years.

As a part of its study, Towers Watson updated the peer group used in its 2008 study by adding two additional companies: Cypress Sharpridge Investments, Inc. and Dynex Capital, Inc. The peer group for the 2009 study included:

Internally Managed Peers (long-term investment capital*):

•	Annaly Capital Management, Inc. ($9.6 billion);

•	Anworth Mortgage Asset Corporation ($1.0 billion);

•	Dynex Capital, Inc. ($169 million);

•	MFA Financial, Inc. ($2.2 billion); and

•	New York Mortgage Trust, Inc ($128 million).

Externally Managed Peers (long-term investment capital*):

•	American Capital Agency Corp. ($547 million)

•	Cypress Sharpridge Investments, Inc. ($244 million); and

•	Hatteras Financial Corp. ($932 million);

*	At December 31, 2009.

In its discussion with the committee regarding the composition of the peer group, Towers Watson noted that the peer group was the same as used by management in its peer performance analysis at each of the quarterly meetings of the board of directors, and that while MFA was currently redirecting a portion of its capital to investing in non-agency residential mortgage securities, the majority of their assets remained invested in agency-guaranteed residential mortgage securities, therefore it was still appropriate to include MFA in the peer group. Towers Watson also noted that the amount of capital under management at each of the companies selected varied considerably. The committee agreed with Towers Watson that the business model for each of the above companies is substantially similar to ours. As in 2008, the committee identified Anworth and MFA as the most comparable of the internally managed peer companies based on the size of the organizations. The committee identified Cypress, Hatteras and AGNC, each of which is externally managed, as peers that provide a current indication of the cost structure of a company operating in our industry sector.

Using information disclosed in the 2009 proxy statement for each of the companies in the peer group and their filings with the Securities and Exchange Commission, Towers Watson’s prepared an analysis which encompassed both an examination of our operating performance relative to the peer companies and an examination of our compensation levels relative to those of the peer companies. Specifically, Towers Watson provided the committee with the following information:

•

A multi-year performance analysis for us and each peer company, considering: (i) the total return on book value, calculated as the change in the book value during the period plus dividends declared and (ii) the total shareholder return, calculated as the change in stock price during the period plus dividends declared;

•

An analysis of the various cost structures, which included both internally managed companies and externally managed companies, the difference being whether the executive officers are actually employees of the company or if their services are provided to the company pursuant to a third-party management contract;

•	An analysis of the management arrangements of externally managed companies, including the calculation of management fees and other costs which are reimbursable,

•

A multi-year analysis of total general and administrative expenses, which for the externally managed companies included the base management fee and operating costs related to running a public company; and

•

A multi-year analysis of the compensation arrangements of internally managed companies, including each component of compensation paid to their executive officers in the prior year, and the design of short- and long-term incentive programs, both equity- and non-equity based.

For comparability, Towers Watson classified our general and administrative expenses within the following three categories:

•	Compensation-related expenses, including, but not limited to, salary, annual incentive compensation and long-term equity based awards;

•	Management-related expenses, including, but not limited to, rent, utilities, systems and office supplies; and

•	Corporate-related expenses, including, but not limited to, director fees and expenses, legal fees, accounting fees and entity–related insurances.

Towers Watson then compared, as a percentage of long-term investment capital, (i) the aggregate of our compensation-related and management-related expenses to the base management fee percentage of the externally managed peer companies, (ii) the aggregate of our general and administrative expenses to the total general and administrative expenses of both the externally and internally managed comparators, and (iii) each component of compensation paid to our executive officers to the executive officers of the internally managed peer companies, with particular emphasis on both MFA and Anworth, which the committee deemed most comparable to ours.

Additionally, Mr. Jacobs provided the committee with a copy of the June 10, 2009 statement by Treasury Secretary Timothy Geithner on compensation, which outlined a set of broad-based principles, intended to better align a company’s compensation practices with sound risk management and long-term growth. Mr. Jacobs provided the committee his analysis of how our compensation practices compare to the principles outlined by Secretary Geithner, specifically (i) how each element of our executives’ compensation was linked to our performance and how these elements align with the interests of our stockholders, (ii) how our short and long-term performance compared to our peers on a total stockholder return basis (calculated as the change in stock price during the period plus dividends), and on a total return on book value basis (calculated as the change in book value during the period plus dividends), (iii) how each element of compensation is impacted by our internal risk metrics, and (iv) the transparency and reasonableness of our compensation practices, including the setting of minimum performance thresholds, establishing limits on the maximum amount of annual incentive compensation and the retention by the committee of complete discretion in determining distributions of annual incentives.

Towers Watson discussed with the committee its findings that in 2008 our company had outperformed a majority of the peer companies on a total shareholder return basis and that we had the highest total return on book value of any of the peer companies and at the time of the study in July 2009 were continuing to perform near the top of the peer group on both measures. Towers Watson also discussed how in spite of our continued performance near the top of the peer group, the compensation paid to our executive officers lagged the compensation of its peers and warranted adjustment. Towers Watson then discussed how performance metrics tied to earnings, dividends and book value are considered within the compensation program for our executive officers and how such performance metrics provide an appropriate variable component for certain elements of compensation and place a significant portion of the executive officers current and/or long-term compensation at risk of loss or reduction. Based on the analysis and findings from the Towers Watson 2009 study, the committee determined that it would be appropriate to make adjustments to the base compensation for the executive officers and to maintain the short-term and long-term compensation programs developed in 2008 for the executive officers and other officers and employees; however, no specific target market position for executive officer pay levels was established.

In brief, the committee’s actions included:

•

An adjustment to base salaries, including the grant of additional dividend equivalent rights to increase the variable performance element to current compensation equal to the per share dividend declared on the company’s common stock multiplied by a notional amount of non-vesting or “phantom” common shares;

•

The continuation of the annual incentive formula created as a part of the 2008 Towers Watson study, which established a guideline for the creation of an annual incentive pool, including a minimum performance threshold based on the return on average long-term investment capital, and established a maximum amount, or cap, available to be paid in any one year; and

•

The continuation of performance-based stock awards created as a part of the 2008 Towers Watson study, which established performance vesting conditions based on the achievement of a minimum performance threshold based on the return on average long-term investment capital over two multi-year performance periods.

These modifications, as well as a discussion of how our compensation practices operate within our overall risk management policies, are described more fully below under “Discussion of Components of Executive Compensation” section of this Compensation Discussion and Analysis.

Role of Chief Executive Officer in Compensation Decisions

As in prior years, Mr. Jacobs reviews the performance of each executive officer, researches and analyzes compensation programs and practices of our peers and makes recommendations to the committee regarding all elements of compensation to the executives, including his own. Although Mr. Jacobs typically attends each of the committee meetings, the committee will generally request that Mr. Jacobs leave the meetings after he presents his findings and recommendations, so that the committee can independently discuss any and all recommendations.

During 2009, Mr. Jacobs provided Towers Watson and the committee information about our compensation programs and practices and he participated in the committee discussions regarding the analysis and findings from the Towers Watson compensation study. The committee, as administrator of our compensation programs, may exercise discretion to modify any of Mr. Jacobs’ recommendations and is ultimately responsible for all compensation arrangements for the executive officers.

Discussion of Components of Executive Compensation

Base Salaries. The base salary of each executive officer (including the CEO) is recommended by the CEO and considered by the committee annually. The committee believes the CEO is in the best position to determine the responsibilities of each executive officer and observe how well each executive performs his responsibilities. All salary determinations are ultimately approved based on the considerations discussed in the “Compensation Philosophy and Objectives” section of this Compensation Discussion and Analysis.

As previously discussed, the committee sought Towers Watson’s independent advice in comparing our executive officers’ compensation to the peer group. Towers Watson observed from its comparative analysis that the total compensation paid to our executive officers in the prior years appeared low on an absolute basis and as a percent of long-term investment capital and suggested that increasing the base salaries of the executive officers by 10% to 15% would help shrink the current pay differentials identified in their study. Towers Watson then discussed how dividend equivalent rights granted in 2008 had helped to reduce the shortfall relative to their market observations, but that they believed the grant of additional dividend equivalent rights were warranted. Dividend equivalent rights, which were originally introduced in 2008, provide a variable performance element to the current compensation for our executive officers in the form of cash payments equal to the per share common dividends declared multiplied by a notional amount of non-vesting or “phantom” common shares.

In arriving at its decisions to make adjustments to base salaries, the committee considered our continued outstanding performance and our performance compared to our peers, also recognizing that the base salaries of the executive officers had lagged those of its peers. Based on these factors and guidance from Towers Watson, the committee determined that a portion of this shortfall relative to the market observations should be addressed through adjustments to bring base salaries to more competitive levels and that a portion of the residual shortfall should be addressed through the grant of additional dividend equivalent rights. The committee then approved base salary increases for our executive officers, averaging 10%, and doubled the amount of dividend equivalent rights held by each of the executive officers. After considering the adjustments effective on July, 1, 2009, the annualized base salary and amount of dividend equivalent rights outstanding for each of our executive officers and all other officers and employees were as follows:

Name	Annualized Salary	Dividend Equivalent Rights
Andrew F. Jacobs	$690,000	150,000
Phillip A. Reinsch	380,000	100,000
Robert R. Spears, Jr.	470,000	150,000
Michael W. Brown	245,000	50,000
All other officers and employees	971,000	—

Dividend equivalent rights are not attached to any stock and only have the right to receive the same per share cash distribution that our common stockholders are entitled to receive during the life of the dividend equivalent rights, based on the aggregate amount of dividend equivalent rights outstanding and will terminate on the earlier of an executive officer’s separation of service or July 1, 2012.

Annual Incentives. The committee believes that the executive officers should have an opportunity to participate in an annual incentive pool tied to a performance threshold determined by the committee. In connection with its 2008 compensation study, Towers Watson recommended certain modifications to the annual incentive formula to help manage the aggregate size of the annual incentive pool, while continuing to provide an appropriate incentive opportunity for our executive officers. The committee then discussed how our overall risk management policies impact our earnings, dividends and book value over time and (i) how setting a minimum performance threshold communicates to the executive officers its minimum annual performance expectation; (ii) how excluding gains or losses from asset sales or writedowns reduces the risk of timing transactions to avoid reduction of or enlargement of annual incentive compensation; and (iii) how establishing a maximum, or cap, on the maximum amount available to be paid in any one year focuses the executive officers attention on longer-term performance.

Based on Towers Watson’s guidance and other factors in its 2008 study, the committee made modifications to the annual incentive formula for 2009, noting that the formula is intended to serve as a guideline for the creation of an annual incentive pool and includes the establishment of a minimum performance threshold based on the return on average long-term investment capital and establishes a maximum amount, or cap, available to be paid in any one year of 50 basis points multiplied by average long-term investment capital. The modified formula provides for the creation of an incentive pool equal to a 10% participation in “annual earnings” in excess of a threshold amount based on “average long-term investment capital”, as defined, multiplied by the greater of 8.0% or the average 10-year U.S. Treasury rate plus 200 basis points. Consistent with prior years, the committee retains complete discretion with respect to the amount to be distributed from the incentive pool, the form of payment (cash and/or stock) and its allocation between the executives and other officers and employees. The committee also retains the power to act in the best interests of stockholders in compensating executive officers, while still providing a mechanism to closely align incentive compensation with that of our peers in an effort to retain key employees and ultimately enhance stockholder value. For purposes of the calculation:

•

“Annual earnings” is defined as net income excluding (i) incentive compensation expense, (ii) any gain or loss from asset sales or writedowns, including impairment charges, and (iii) interest on unsecured borrowings, net of equity in the earnings of related statutory trusts.

•

“Average long-term investment capital” is defined as average stockholders’ equity and unsecured borrowings, net of related investments in statutory trusts, excluding (i) accumulated other comprehensive income (loss), (ii) incentive compensation accruals, (iii) any gain or loss from asset sales or writedowns, including impairment charges, and (iv) interest on Unsecured borrowings, net of equity in the earnings of related statutory trusts.

After the announcement of the fourth quarter 2009 common stock dividend in December, Mr. Jacobs made his report to the committee for purposes of finalizing the 2009 incentive pool and his recommended allocation among the named executive officers and other officers and employees. For purposes of the 2009 incentive pool calculation, our annual earnings totaled $183 million and our average long-term investment capital totaled $954 million, representing an annual return of over 19%. Using a minimum rate of 8.0% to establish the threshold amount, our earnings in 2009 exceeded the threshold amount by $107 million. While the formula itself would have provided for the creation of a nearly $11 million incentive pool in 2009, the annual cap established by the committee limited the expense accrual and actual distribution from the incentive pool to under $5 million. At the time its determination in December, the committee considered the impact any writedowns on our commercial real estate loans would have in the calculation of the incentive pool, noting that if any such writedowns were included, the incentive pool would have still exceeded the annual cap. After careful deliberation and consideration of factors deemed relevant by the committee, the committee awarded our executive officers and all other officers and employees 2009 incentive compensation as follows:

Name	Incentive Amount
Andrew F. Jacobs	$1,450,000
Phillip A. Reinsch	840,000
Robert R. Spears, Jr.	1,150,000
Michael W. Brown	540,000
All other officers and employees	789,500

The committee believes that the above noted guidelines established for determining annual incentive compensation, when considered together with the annual grant of longer-term performance-based equity awards, provides an appropriate alignment of the executive officers’ interests with our stockholders. Accordingly, the committee adopted the same annual incentive formula for 2010.

Long-Term Equity-Based Awards. The committee believes all of our employees should have an ongoing stake in the long-term success of our business, and that executive officers should have a meaningful portion of their total compensation paid in the form of equity awards. This element of the compensation program is intended to align the executives’ long-term interests with those of our stockholders, while providing incentives to our executives to remain with the company, through the granting of (i) stock awards, (ii) option awards and (iii) other incentive-based equity awards as defined in our Amended and Restated 2004 Flexible Long-Term Incentive Plan, each of which recognizes the creation of value for stockholders and promotes our long-term growth and success. Each of our executive officers is eligible to receive equity awards under our Amended and Restated 2004 Flexible Long-Term Incentive Plan. This plan was most recently approved by our stockholders in May 2007 and is administered by the committee. The plan was designed to promote the interests of our stockholders by enabling us to attract, motivate, reward and retain executive officers, employees and directors and to encourage the holding of proprietary interests in the company by key employees.

As previously discussed, in 2008 the committee sought independent advice from Towers Watson in comparing our executive officers’ compensation to the peer group. Towers Watson’s recommendations included making modifications to the annual incentive formula to help manage the aggregate size of the annual incentive pool, while continuing to provide an appropriate incentive opportunity for our executive officers and our other officers and employees. Concurrent with the establishment of a guideline for determining the maximum amount of annual incentive compensation awarded in any one year, the committee discussed how using longer-term equity-based stock awards could augment the annual incentive compensation program for our executive officers. In 2009, as was done in the prior year, the committee discussed how our overall risk management policies impact our earnings, dividends and book value over time and concluded that the performance metrics for longer-term equity-based stock awards should be modeled similar to the annual incentive compensation formula, but measured over several years. The committee then discussed how setting of a minimum performance threshold measured over multi-year periods for vesting purposes communicates to the executive officers its longer-term minimum performance expectations and how the exclusion of gains and/or losses from asset sales or writedowns from the formula effectively eliminates the opportunity for management to time the recognition of such transactions to ensure vesting of stock awards or to avoid a delay of vesting or forfeiture of stock awards.

The committee, based on guidance from Towers Watson and other factors, then concluded that long-term equity-based awards should continue to be evaluated independent of annual incentive compensation awards and should continue to be considered annually. The committee then discussed the performance metrics used for the prior year performance-based equity grants and concluded that the same performance metrics should be used for current year grants. Accordingly, on December 15, 2009 the committee approved granting the following performance-based stock awards to all executive officers and our other officers and employees:

Name	Performance-Based Stock Awards	Grant Date Fair Value of Performance-Based Stock Awards
Andrew F. Jacobs	32,100	$460,000
Phillip A. Reinsch	17,678	253,333
Robert R. Spears, Jr.	21,865	313,333
Michael W. Brown	11,397	163,333
All other officers and employees	27,877	399,547

The performance-based stock awards were valued at $14.33 per share, the closing price of the common stock on the date of grant, and vest 50% at the end of the third year following the year of grant, provided the company meets the performance criteria over the three-year period, and 50% at the end of year four, provided the company meets the performance criteria over that three-year period. The performance criteria are met if the company’s three-year annualized return on average long-term investment capital exceeds the performance threshold of the higher of the average 10-year U.S. Treasury rate plus 200 basis points or 8.0%. If the company fails to exceed the performance threshold at any vesting date, vesting will be deferred and re-measured the following year. All unvested shares will expire if the performance criteria for the final three-year measurement period ending December 31, 2016 are not met.

In considering the grant of performance-based stock awards in 2009, the committee discussed how the performance vesting feature of the awards would operate if an executive officer’s employment ceases under a number of different scenarios. It was determined that all unvested stock awards will revert to us, except as noted below, in the event the executive officer leaves us for any reason, including termination by reason of voluntary or involuntary discharge, disability or retirement, the executive officer reduces his scheduled work hours per week (subject to management’s discretion), or in the event of a dissolution or liquidation of the company. Exceptions are limited to forfeitures in the event of a change-in-control or death of the executive officer. In considering such exceptions, it was determined that in the event of a change in control, all unvested stock awards will automatically vest in full and in the event of the death of the executive officer, that up to all unvested stock awards may vest in full after the performance criteria established for the award are met. Additionally, as is the case with all previous equity awards, we do not provide the executive officers with tax gross-ups for any reason.

Other Benefits or Agreements. Our executive officers participate in our other benefit programs including basic life insurance, accidental death and dismemberment insurance, long-term disability insurance, long-term care insurance, and a qualified defined contribution retirement plan, or 401(k) plan, each on the same terms offered to other employees. In addition, we offer the following benefits to our executive officers:

•

A nonqualified deferred compensation plan for our executive officers and any other employees whose eligible compensation exceeds the maximum amount of compensation able to be considered to determine contributions for our tax-qualified plan pursuant to Internal Revenue Code Section 401(a)(17) ($245,000 in 2009). The purpose of the plan is to allow employees, regardless of their respective levels of compensation, to retire with the same retirement income as a percentage of final pay as is available to all employees having the same tenure. Accordingly, the deferred compensation plan extends the general matching provisions of the 401(k) plan on compensation amounts that exceed the maximum amount. The aggregate cost to the company of this benefit to the executive officers was $282,150 in 2009.

•

Defined severance payments determined pursuant to severance agreements, as amended, with our named executive officers and our other officers and employees who were employed with us in December 1999. Pursuant to these agreements, in the event a covered employee is terminated for any reason, including death or disability, other than those reasons described in the “Potential Payments Upon Termination or Change-in-Control” table of this proxy statement, that employee will receive a severance payment. Any payment under any of these agreements will be limited as follows: three times base salary for Mr. Jacobs, two times base salary for Messrs. Reinsch and Spears and one and one-half times base salary for Mr. Brown.

Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally precludes a publicly-held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid individually to the principal executive officer or any of the three other most highly compensated executive officers, who do not hold the title of principal executive officer or principal financial officer. Exceptions are made for, among other things, qualified performance-based compensation. Qualified performance-based compensation means compensation paid solely upon attaining objective performance goals for each individual, provided that (i) performance goals are determined by a committee consisting solely of two or more outside directors, (ii) material terms of the performance-based compensation programs and performance goals are disclosed to and approved by stockholders at least every five years, and (iii) the committee certifies that the performance goals were attained and other material terms were satisfied prior to any payment. While the compensation committee designs certain components of executive compensation to preserve income tax deductibility, it believes that it is not in the stockholders’ interest to restrict the committee’s discretion and flexibility in developing appropriate compensation programs and establishing compensation levels. Consequently, the committee may approve compensation in some instances that is not fully deductible. In 2009, $2.8 million of the compensation paid to certain of our executive officers was not deductible for federal income tax purposes.

Compensation Committee Report

The committee has reviewed and discussed the above disclosure with Capstead’s management, and based on this review and discussion recommended to Capstead’s board that the above Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Mark S. Whiting, Chairman
Jack Biegler
Gary Keiser

Summary Compensation Table*

Compensation for our executive officers is administered under the direction of our compensation committee and is implemented by our CEO. The Summary Compensation Table below shows certain compensation information for our CEO, CFO and two other most highly compensated executive officers for services rendered in all capacities during the years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(b)	Option Awards ($)(c)	All Other Compensation ($)		Total ($)

Andrew F. Jacobs President and Chief Executive Officer	2009	908,000	(a)	1,450,000	460,000	—	131,630	(d)(e)	2,949,630
	2008	625,750	(a)	1,750,000	417,380	—	128,527		2,921,657
	2007	455,000		—	456,750	45,000	35,325		992,075

Phillip A. Reinsch Executive Vice President, Chief Financial Officer and Secretary	2009	532,000	(a)	840,000	253,333	—	75,867	(d)(e)	1,701,200
	2008	358,000	(a)	1,000,000	233,122	—	66,715		1,657,837
	2007	250,000		—	300,150	22,500	20,868		593,518

Robert R. Spears, Jr. Executive Vice President-Director of Residential Mortgage Investments	2009	695,500	(a)	1,150,000	313,333	—	98,191	(d)(e)	2,257,024
	2008	438,250	(a)	1,350,000	279,950	—	90,850		2,159,050
	2007	280,000		—	456,750	22,500	22,256		781,506

Michael W. Brown Senior Vice President-Asset and Liability Management and Treasurer	2009	318,500	(a)	540,000	163,333	—	48,768	(d)(e)	1,070,601
	2008	225,250	(a)	650,000	149,646	—	38,075		1,062,971
	2007	172,500		—	221,850	13,500	15,037		422,887

*	Columns for “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they were not applicable.
(a)	Amount includes expense recognized for aggregate cash payments on dividend equivalents rights as follows:

	Jacobs	Reinsch	Spears	Brown
2009	$250,500	$167,000	$250,500	$83,500
2008	68,250	45,500	68,250	22,750

The number of dividend equivalents rights outstanding at December 31, 2009 were as follows: 150,000 for Messrs. Jacobs and Spears, 100,000 for Mr. Reinsch and 50,000 for Mr. Brown.

(b)	Amount represents the aggregate grant date fair value of stock awards based on the closing market price of our common shares on the date of grant. For performance-based stock awards made in 2009 and 2008, the amounts also represent the maximum value of the stock award expected to be recognized over the related requisite service period. Related compensation cost is recognized as expense on a straightline basis over the related requisite service period, which may include certain performance conditions.
(c)	Amounts represent the aggregate grant date fair value of option awards determined using the fair value methodology disclosed in the 2009 audited financial statements – see Note 11 to the 2009 audited financial statements for discussion of valuation assumptions. Related compensation cost is recognized as expense on a straightline basis over the related requisite service period for each portion of an award that vests separately.
(d)	For the year ended December 31, 2009, amounts include matching contributions made by us pursuant to our qualified defined contribution retirement plan and our nonqualified deferred compensation plan and premiums paid or reimbursed by us on (i) basic life, (ii) accidental death and dismemberment, (iii) long-term disability insurance and (iv) long-term care, quantified as follows:

	Jacobs	Reinsch	Spears	Brown
Qualified defined contribution retirement plan	$14,700	$14,700	$14,700	$14,700
Nonqualified deferred compensation plan	111,750	57,600	81,000	31,800
Insurance premiums	5,180	3,567	2,491	2,268

	$131,630	$75,867	$98,191	$48,768

(e)	Amounts exclude dividends paid on unvested stock awards which are valued for compensation cost purposes based on the closing market price of our stock on the date of grant, which is assumed to factor future dividends into its valuation. Dividends paid for the 2009 fiscal year on unvested stock awards were as follows: $230,506 to Mr. Jacobs, $140,174 to Mr. Reinsch, $191,939 to Mr. Spears and $89,294 to Mr. Brown.

Grants of Plan-Based Awards*

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards-Target (#)	Grant Date Fair Value of Stock and Option Awards ($)(a)

A. Jacobs	12-15-09	32,100	460,000

P. Reinsch	12-15-09	17,678	253,333

R. Spears, Jr.	12-15-09	21,865	313,333

M. Brown	12-15-09	11,397	163,333

*	Columns for “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” “Estimated Future Payouts Under Equity Incentive Plan Awards – Threshold and Maximum,” “All Other Stock Awards,” “All Other Option Awards” and “Exercise or Base Price of Option Awards” have been omitted because they were not applicable.
(a)	Amounts represent the aggregate fair value of the performance-based stock awards to be recognized as expense for financial reporting purposes over the requisite service period applicable to each performance measurement period determined for vesting. 50% of the shares will vest following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2012. The remaining 50% of the shares vest following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2013. If the company fails to exceed the performance threshold at any vesting date, such vesting will be deferred and re-measured the following year. Any remaining unvested shares will expire if the performance criteria are not met for the three-year measurement period ending December 31, 2016. The awards are valued at the closing market price of the common stock on the date of grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

During 2008, the compensation committee commissioned a comprehensive study of executive compensation to ensure our compensation programs and practices were competitive with those of our peers and appropriately designed to support the creation of stockholder value. As a part of the process, the committee engaged Towers Watson, a nationally recognized consulting firm specializing in executive compensation, to provide independent advice on the design and effectiveness of our compensation programs and their competitiveness relative to those of our peers. The committee again engaged Towers Watson in 2009 to update its study and report on the progress of the changes made to our compensation program in the prior year. As more fully discussed in the Compensation Discussion and Analysis section of this Proxy Statement, Towers Watson prepared and discussed with the committee the results of its comprehensive analysis, which compared our executive compensation practices to the compensation practices employed by a committee approved peer group with a majority of their assets invested in agency-guaranteed residential mortgage securities. Based on the analysis and findings of this comprehensive study, the committee determined that it would be beneficial to modify the compensation programs offered to the executive officers. Accordingly, certain amounts reported in the Summary Compensation Table and Grants of Plan-Based Awards Table reflect the results of this compensation study.

The committee recognizes that the amount of salary and annual incentive compensation represents a significant portion of each executive officer’s total compensation. The committee seeks to provide a competitive base salary to each executive and the opportunity to participate in an annual incentive pool tied to a performance target determined by the committee at the beginning of the year. Based on the analysis and findings of the 2009 compensation study, the committee adjusted the base salaries of the executive officers and issued performance-based dividend equivalent rights, which are intended to provide a variable performance element to current compensation for the executive in the form of cash payments equal to the per share dividend declared on the company’s common stock multiplied by a notional amount of non-vesting or “phantom” common shares. As a part of the 2008 compensation study, the committee made certain modifications to the annual incentive formula for 2009 and set a limit on the amount of incentive compensation available to be paid in any one year. While the formula itself would have provided for the creation of a $10.7 million incentive pool in 2009, the annual cap limited the expense accrual and actual distribution from the incentive pool to $4.8 million. The committee has adopted the same annual incentive formula for 2010.

The committee believes the executive officers should have an ongoing stake in the long-term success of our business and should have a meaningful portion of their total compensation paid in the form of equity awards. This element of total compensation is intended to align the executive officers’ long-term interests with those of our stockholders through the granting of (i) stock awards, (ii) option awards and (iii) other incentive-based awards as defined in the Amended and Restated 2004 Flexible Long-Term Incentive Plan. As a part of the committee’s consideration to establish a maximum amount of incentive compensation to be paid in any one year, as discussed above, the committee recognized by limiting the annual incentive amount, they needed to establish a separate, but longer-term incentive opportunity for the executive officers. In doing so, the committee concluded that long-term equity-based awards should be considered annually, but should be performance-based and considered independent of the annual incentive formula. We issued both stock and option awards in 2007 and issued performance-based stock awards in 2009 and 2008. The provisions of equity award grants generally include the following:

Stock awards granted prior to 2008 provide for vesting in equal annual installments over the requisite service period established by the committee. Stock awards granted in 2008 and afterwards provide for vesting over the requisite service period, subject to the company achieving certain performance criteria as established by the committee. For all awards, the executive officer will be considered the owner of the shares and entitled to vote and receive all dividends and any other distributions declared on the shares prior to vesting, which dividends or distributions shall not exceed those available to our common stockholders. Unvested shares cannot be sold, transferred or otherwise disposed of for any purpose whatsoever other than to us. Unvested shares will revert to us in the event the executive officer leaves our company for any reason, including termination by reason of voluntary or involuntary discharge, disability or retirement or the executive officer reduces his scheduled work hours per week (subject to management’s discretion), except in the event of a change in control of the company, dissolution or liquidation of the company, or death of the executive officer. In the event of a change in control, all unvested stock awards will automatically vest in full. In the event of a dissolution or liquidation of the company, unvested stock awards granted prior to 2008 will automatically vest in full and unvested stock awards granted in 2008 and afterwards will revert to us. In the event of death of the executive officer, unvested stock awards granted prior to 2008 will automatically vest in full and up to all unvested stock awards granted in 2008 and afterwards may vest in full after the performance criteria established for the award are met. If the company fails to meet any performance conditions established for the purpose of vesting, such vesting will be deferred and re-measured the following year, provided that all unvested shares will expire if the performance criteria for the final three-year measurement period are not met, which for the stock awards grants in 2009 is December 31, 2016.

Option awards provide for vesting in equal annual installments over the requisite service period established by the committee and expire at the earliest of (i) ten years after date of grant, (ii) six months, or the remaining term of the option if earlier, after the optionee’s termination of employment by reason of death, resignation, retirement or disability or (iii) on the date of the optionee’s termination of employment for cause. No option awards will vest after the executive officer leaves for any reason, including termination by reason of voluntary or involuntary discharge, disability or retirement, or the executive officer reduces his scheduled work hours per week (subject to management’s discretion), except in the event of a change in control, dissolution or liquidation of the company, or death of the executive officer, in which case all outstanding unvested option awards will automatically vest in full. Outstanding option awards do not receive dividends prior to exercise and are non-voting.

Outstanding Equity Awards at Fiscal Year-End*

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. Jacobs	—	—		—	—	—		—	32,100	(a)	438,165
	—	—		—	—	—		—	41,000	(b)	559,650
	—	—		—	—	29,166	(c)	398,116	—		—
	25,000	25,000	(d)	10.58	05-07-17	—		—	—		—
	—	—		—	—	22,500	(e)	307,125	—		—
	—	12,500	(f)	7.58	04-24-16	—		—	—		—

P. Reinsch	—	—		—	—	—		—	17,678	(a)	241,305
	—	—		—	—	—		—	22,900	(b)	312,585
	—	—		—	—	19,166	(c)	261,616	—		—
	12,500	12,500	(d)	10.58	05-07-17	—		—	—		—
	—	—		—	—	15,000	(e)	204,750	—		—
	—	6,250	(f)	7.58	04-24-16	—		—	—		—

R. Spears, Jr.	—	—		—	—	—		—	21,865	(a)	298,457
	—	—		—	—	—		—	27,500	(b)	375,375
	—	—		—	—	29,166	(c)	398,116	—		—
	12,500	12,500	(d)	10.58	05-07-17	—		—	—		—
	—	—		—	—	22,500	(e)	307,125	—		—
	—	6,250	(f)	7.58	04-24-16	—		—	—		—

M. Brown	—	—		—	—	—		—	11,397	(a)	155,569
	—	—		—	—	—		—	14,700	(b)	200,655
	—	—		—	—	14,166	(c)	193,366	—		—
	7,500	7,500	(d)	10.58	05-07-17	—		—	—		—
	—	—		—	—	7,500	(e)	102,375	—		—
	—	3,750	(f)	7.58	04-24-16	—		—	—		—

*	Column for option-based “Equity Incentive Plan Awards” has been omitted because it was not applicable.
(a)	Amount represents the number of performance-based shares granted on December 15, 2009, with original vesting of 50% of the shares following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2012. The remaining 50% of the shares vest following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2013. If the company fails to exceed the performance threshold at any vesting date, such vesting will be deferred and re-measured the following year, provided that any remaining unvested awards will expire if the performance criteria for the final three-year measurement period ending December 31, 2016 are not met.
(b)	Amount represents the number of performance-based shares granted on December 16, 2008, with original vesting of 50% of the shares following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2011. The remaining 50% of the shares vest following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2012. If the company fails to exceed the performance threshold at any vesting date, such vesting will be deferred and re-measured the following year, provided that any remaining unvested awards will expire if the performance criteria for the final three-year measurement period ending December 31, 2015 are not met.
(c)	Shares originally granted on December 27, 2007 with a vesting term of six years. Amount represents the remaining unvested shares which will vest proportionally on each January 2 of 2010, 2011, 2012, 2013 and 2014.
(d)	Option award originally granted on May 7, 2007 with a vesting term of four years. Amount represents the remaining unexcercisable options vesting proportionally on each May 7 of 2010 and 2011.
(e)	Shares originally granted on December 14, 2006 with a vesting term of four years. Amount represents the remaining unvested shares which will proportionally on each January 2 of 2010 and 2011.
(f)	Option award originally granted on April 24, 2006 with a vesting term of four years. Amount represents the remaining unexercisable options vesting on April 24, 2010.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
A. Jacobs	75,000	368,250	27,084	299,124
P. Reinsch	37,500	285,375	16,334	179,604
R. Spears, Jr.	37,500	289,500	22,084	241,474
M. Brown	22,500	173,700	9,584	105,434

(a)	Amounts represent the difference between the fair market value of the securities acquired upon exercise and the exercise price of the related options.
(b)	Amounts represent the dollar value realized upon vesting based on the closing market price of our common shares on the related vesting date.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(a)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(b)
A. Jacobs	126,450	111,750	177,745	—	940,283
P. Reinsch	72,300	57,600	89,071	—	526,194
R. Spears, Jr.	95,700	81,000	130,617	—	763,482
M. Brown	46,500	31,800	36,014	—	224,720

(a)	Amounts included in the “Summary Compensation Table” of this proxy statement.
(b)	Amounts include all employer contributions made since inception of the Deferred Compensation Plan, as follows:

Name	2009	Previous Years	Total
A. Jacobs	$111,750	$274,664	$386,414
P. Reinsch	57,600	95,501	153,101
R. Spears, Jr.	81,000	165,696	246,696
M. Brown	31,800	26,400	58,200

Narrative Disclosure to Nonqualified Deferred Compensation Table

The nonqualified Deferred Compensation Plan is designed to allow employees, regardless of pay, to achieve the same retirement income as a percentage of final pay as is available to all employees having the same tenure. Because Internal Revenue Code Section 401(a)(17) limits the amount of compensation able to be considered to determine contributions for our tax-qualified 401(k) plan, we have established a nonqualified Deferred Compensation Plan to allow executive officers to contribute beyond this limitation for qualified plans in order to afford these employees the comparable benefit provided to other employees. In 2009, this maximum amount of income able to be considered for tax-qualified plans was $245,000. The compensation committee of our board administers the plan.

Participants in the plan may elect to defer up to 60% of base salary and 100% of bonus into a deferral account. We will contribute into each participant’s deferral account a matching amount equal to 50% of the participant’s voluntary contribution of up to a maximum of 6% of the participant’s compensation that exceeds the maximum compensation able to be considered for tax-qualified plans, as discussed above. We may also, but are not required to, credit to deferral accounts a supplemental matching contribution of 3% of the participant’s compensation, but only on compensation that exceeds the maximum compensation able to be considered for tax-qualified plans, as discussed above. Vesting in the amounts contributed by us into the deferral account is determined on the same service-based vesting schedule used in our 401(k) plan, which provides for annual vesting ratably over a participant’s initial five years of service. Participant deferral accounts are considered a part of our general assets and participants are considered unsecured creditors.

Participants may designate the manner in which deferral accounts are invested solely among options designated by us for this purpose, currently in publicly-traded mutual funds. Participants may change their investment designations among the offered mutual funds at any time upon proper notice to the plan administrator. We may change the deemed investment options at any time, but in no event will the deemed investment options made available to participants consist of our stock or securities of an affiliate. Absent a previously established distribution schedule or unforeseeable emergency, no distributions will be made to a participant until retirement or an earlier termination of service. Distributions at retirement or termination of service are made in the form of a single lump sum payment except for any compensation for which a special distribution schedule has been established, which may provide for installments over a period of time not greater than five years.

Potential Payments Upon Termination or Change-in-Control

Name	Executive Benefits and Payments upon Termination	Voluntary or For-Cause Involuntary Termination or Retirement ($)	Involuntary Not-for- Cause Termination ($)	Termination from Dissolution or Liquidation ($)	Change-in- Control or Death ($)
A. Jacobs	Severance Payment Agreement(a)	—	2,070,000	2,070,000	2,070,000
	Vested Account Balance of Nonqualified Deferred Compensation(b)	940,283	940,283	940,283	940,283
	Previously Vested Option Awards(c)	76,750	76,750	76,750	76,750
	Acceleration of Unvested Option Awards(d)	—	—	152,625	152,625
	Acceleration of Unvested Stock Awards(e)	—	—	705,241	1,703,056

		1,017,033	3,087,033	3,944,899	4,942,714

P. Reinsch	Severance Payment Agreement(a)	—	760,000	760,000	760,000
	Vested Account Balance of Nonqualified Deferred Compensation(b)	526,194	526,194	526,194	526,194
	Previously Vested Option Awards(c)	38,375	38,375	38,375	38,375
	Acceleration of Unvested Option Awards(d)	—	—	76,313	76,313
	Acceleration of Unvested Stock Awards(e)	—	—	466,366	1,020,256

		564,569	1,324,569	1,867,248	2,421,138

R. Spears, Jr.	Severance Payment Agreement(a)	—	940,000	940,000	940,000
	Vested Account Balance of Nonqualified Deferred Compensation(b)	763,482	763,482	763,482	763,482
	Previously Vested Option Awards(c)	38,375	38,375	38,375	38,375
	Acceleration of Unvested Option Awards(d)	—	—	76,313	76,313
	Acceleration of Unvested Stock Awards(e)	—	—	705,241	1,379,073

		801,857	1,741,857	2,523,411	3,197,243

M. Brown	Severance Payment Agreement(a)	—	367,500	367,500	367,500
	Vested Account Balance of Nonqualified Deferred Compensation(b)	224,720	224,720	224,720	224,720
	Previously Vested Option Awards(c)	23,025	23,025	23,025	23,025
	Acceleration of Unvested Option Awards(d)	—	—	45,788	45,788
	Acceleration of Unvested Stock Awards(e)	—	—	295,741	651,965

		247,745	615,245	956,774	1,312,998

(a)	In December 1999, we entered into a severance payment agreement with each person employed by us at that time, and we entered into an amended severance payment agreement with Mr. Jacobs, our CEO, on February 23, 2004 (together, the “covered employees”). Pursuant to these agreements, in the event a covered employee’s employment with us is terminated by us for any reason other than those described below, that covered employee will receive a lump sum severance payment determined as follows: three times base annual salary for the President and CEO; two times base annual salary for Executive Vice Presidents; one and one-half times base annual salary for Senior Vice Presidents and Vice Presidents; and one times base annual salary for Assistant Vice Presidents and all other employees. Cash payments on dividend equivalents rights are excluded for purposed of calculating the lump sum severance payments. A covered employee will not be entitled to a severance payment under the severance payment agreement if (i) the covered employee voluntarily terminates his or her employment, other than because of a reduction in that covered employee’s base salary or officer grade, or a relocation of that covered employee which requires travel from his or her primary residence to such new location an additional 50 or more miles each way; (ii) the covered employee fails to return to work following an approved leave of absence or (iii) we terminate the covered employee for cause.

(b)	Amount represents the vested account balance of each executive officer as shown in the “Aggregate Balance at Last Fiscal Year-End” column of the Nonqualified Deferred Compensation table on page 28. The amounts are shown as a single lump sum payment regardless of whether an election to receive such payments over time has been made.
(c)	Amount represents the value to be realized assuming the exercise on December 31, 2009 of previously vested option awards.
(d)	Amount, if any, represents the value to be realized assuming the exercise on December 31, 2009 of the unvested portion of the option awards. No option awards shall vest after the executive officer leaves us for any reason, including termination by reason of voluntary or involuntary discharge, disability or retirement, or the executive officer reduces his scheduled work hours per week (subject to management’s discretion), except in the event of a change-in-control, dissolution or liquidation of our company, or death of the executive officer, in which case all outstanding unvested option awards will automatically vest in full.
(e)	Amount, if any, represents the market value of unvested stock awards on December 31, 2009, assuming the maximum amount of unvested shares will vest, as appropriate. Unvested stock awards will revert to us in the event the executive officer leaves us for any reason, including termination by reason of voluntary or involuntary discharge, disability or retirement or the executive officer reduces his scheduled work hours per week (subject to management’s discretion), except in the event of a change-in-control, dissolution or liquidation of our company, or death of the executive officer. In the event of a change in control of the company, all unvested stock awards will automatically vest in full. In the event of a dissolution or liquidation of the company, unvested stock awards granted prior to 2008 will automatically vest in full and unvested stock awards granted in 2008 and afterwards will revert to us. In the event of death of the executive officer, unvested stock awards granted prior to 2008 will automatically vest in full and up to all unvested stock awards granted in 2008 and afterwards may vest in full after the performance criteria established for the award are met.

EQUITY COMPENSATION PLANS

The following table summarizes the total number of outstanding securities in each of our equity compensation plans and the number of securities remaining for future issuance, as well as the weighted-average exercise price of all outstanding equity awards as of December 31, 2009.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders:
1994 Flexible Long-Term Incentive Plan(a)	10,000	$14.41	—
Amended and Restated 2004 Flexible Long-Term Incentive Plan	248,750	10.47	1,507,028
Equity compensation plans not approved by stockholders:
1997 Flexible Long-Term Incentive Plan(b)	30,625	9.24	—

	289,375	10.48	1,507,028

(a)	Equity awards are no longer issued from the 1994 Flexible Long-Term Incentive Plan, which expired April 22, 2004.
(b)	Equity awards are no longer issued from the 1997 Flexible Long-Term Incentive Plan, which expired on April 18, 2007.

AUDIT COMMITTEE

Our audit committee is governed by a written charter adopted by our board and is composed of three independent directors, each of whom has been determined by our board to be financially literate and independent in accordance with the NYSE listing standards and our Board of Directors’ Guidelines. The charter can be found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Committee Charting.” This report and written charter shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed. The following is the committee’s report regarding the execution of its responsibilities during 2009.

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the company and the independence and performance of Ernst & Young LLP, Capstead’s independent registered public accounting firm. As set forth in the committee’s charter, the committee’s job is one of oversight. Management is responsible for the preparation, presentation and integrity of Capstead’s consolidated financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designated to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on Capstead’s internal control over financial reporting. In addition, Ernst & Young LLP is responsible for reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the committee any issues they believe should be raised with the committee.

The committee met with Ernst & Young LLP to review and discuss the overall scope and plans for the audit of Capstead’s consolidated financial statements and its internal control over financial reporting for the year ended December 31, 2009. The committee has considered and discussed with management and Ernst & Young LLP (both alone and with management present) the audited consolidated financial statements and the overall quality of the company’s financial reporting. The committee also reviewed the report of management contained in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2009, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included therein related to its audit.

In addition, the committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (as adopted by the Public Company Accounting Oversight Board in Rule 3200T) and Ernst & Young LLP has provided the committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the committee concerning independence. The committee has discussed with Ernst & Young LLP their independence and has concluded they are independent from Capstead and its management.

The members of the committee are not currently professionally engaged in the practice of auditing or accounting and as such, cannot be considered experts in the field of auditing or accounting, including in respect of auditor independence. Members of the committee rely, without independent verification, on the information provided to them and on the representations made by management and Ernst & Young LLP. Accordingly, the committee’s activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact independent.

Based upon the committee’s receipt and review of the various materials and assurances described above and its discussions with management and Ernst & Young LLP, and subject to the limitations on the role and responsibilities of the committee referred to above and in the charter, the committee recommended to the board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, to be filed with the SEC.

AUDIT COMMITTEE

Gary Keiser, Chairman
Jack Biegler
Michael G. O’Neil

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

For purposes of this proxy statement a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

(i)	Voting power, which includes the power to vote, or to direct the voting of, common shares; and/or

(ii)	Investment power, which includes the power to dispose, or to direct the disposition, of common shares.

A person is also deemed the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days of the annual meeting record date.

Security Ownership of Certain Beneficial Owners

The following table sets forth the ownership of common shares for the persons known by us to be beneficial owners of more than 5 percent of our common shares outstanding as of the close of business on February 18, 2010.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class

Wells Fargo & Company(a) 420 Montgomery Street San Francisco, CA 94163	5,537,161	7.99%

(a)	The number of common shares beneficially owned as reported on Schedule 13G/A filed by Wells Fargo & Company with the SEC on January 21, 2010. The percent of class is based on 69,304,390 common shares outstanding as of February 18, 2010.

Security Ownership of Management

Listed in the following table and footnotes is certain information regarding the beneficial ownership of our common shares as of February 18, 2010, by each director and executive officer listed in the Summary Compensation Table and by all directors and executive officers as a group.

	Number of Common Shares Beneficially Owned(a)(b)		Percent of Class
Jack Biegler	35,500		*
Andrew F. Jacobs	357,100	(c)	*
Gary Keiser	49,089	(c)	*
Paul M. Low	92,799		*
Christopher W. Mahowald	27,768		*
Michael G. O’Neil	51,323	(c)	*
Mark S. Whiting	40,800		*

Phillip A. Reinsch	170,223	(c)	*
Robert R. Spears, Jr.	209,759		*
Michael W. Brown	111,177	(c)	*

All directors and executive officers as a group (10 persons)	1,145,538		1.65

*	Denotes less than 1 percent.
(a)	Amounts include common shares issuable as follows:

	Security Ownership	Right to Acquire
	Series B Shares	Convertible into Common Shares	Exercisable Options
Jack Biegler	—	—	15,000
Andrew F. Jacobs	—	—	25,000
Gary Keiser	—	—	25,000
Paul M. Low	65,380	41,594	15,000
Christopher W. Mahowald	—	—	15,000
Michael G. O’Neil	1,350	858	15,000
Mark S. Whiting	—	—	30,000

Phillip A. Reinsch	5,500	3,499	12,500
Robert R. Spears, Jr.	—	—	12,500
Michael W. Brown	—	—	7,500

All directors and executive officers as a group (10 persons)	72,230	45,951	172,500

(b)	Includes unvested stock awards granted December 14, 2006 with remaining shares vesting on January 2, 2011 as follows: 11,250 shares each for Messrs. Jacobs and Spears; 7,500 shares for Mr. Reinsch and 3,750 shares for Mr. Brown. Includes 1,000 unvested stock awards granted on April 30, 2009 to Messrs. Biegler, Keiser, Low, Mahowald, O’Neil and Whiting, which vest in full on April 15, 2010. Includes unvested stock awards granted on December 27, 2007 with remaining shares vesting proportionally on January 2, 2011 and 2012 as follows: 23,333 shares each for Messrs. Jacobs and Spears; 15,333 shares for Mr. Reinsch and 11,333 shares for Mr. Brown. Includes unvested performance-based stock awards granted on December 16, 2008 with scheduled vesting of 50% of the shares following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2011 and 50% of the shares following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2012 and were awarded as follows: 41,000 shares for Mr. Jacobs; 22,900 shares for Mr. Reinsch; 27,500 shares for Mr. Spears and 14,700 shares for Mr. Brown. Includes unvested performance-based stock awards granted on December 15, 2009 with scheduled vesting of 50% of the shares following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2012 and 50% of the shares following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2013 and were awarded as follows: 32,100 shares for Mr. Jacobs; 17,678 shares for Mr. Reinsch; 21,865 shares for Mr. Spears and 11,397 shares for Mr. Brown.
(c)	Includes shares that may be pledged to secure margin accounts as follows: 200,000 common shares for Mr. Jacobs; 23,089 common shares for Mr. Keiser; 31,615 common shares and 500 Series B shares for Mr. O’Neil; 90,814 common shares for Mr. Reinsch, and 62,498 common shares for Mr. Brown.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2009, all of our directors, executive officers and beneficial owners of more than ten percent of our common shares were in compliance with the Section 16(a) filing requirements with the exception of Mr. Mahowald who failed to timely file one Form 4 for a single transaction. The Form 4 has since been filed.

PROPOSAL TWO – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Ernst & Young LLP has audited our financial statements since we commenced operations in 1985. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. However, our board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the committee will reconsider whether or not to retain them. Even if the selection is ratified, the committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of our stockholders.

Our audit committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. The committee pre-approves all audit and non-audit services provided to us by our independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The committee has delegated pre-approval authority to its chair when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. The committee approved all fees paid to Ernst & Young LLP during the past two years with no reliance on the de minimis exception established by the SEC for approving such services.

Services provided by Ernst & Young LLP during 2009 included the audit of our annual financial statements and our internal control over financial reporting. Services also included the limited review of unaudited quarterly financial information, review and consultation regarding filings with the SEC and the Internal Revenue Service, procedures performed on behalf of our underwriters in connection with public offerings of our common stock, assistance with management’s evaluation of internal accounting controls, and consultation on financial and tax accounting and reporting matters. The committee has considered all fees provided by Ernst & Young LLP to us and concluded their involvement is compatible with maintaining their independence. Fees for fiscal years ended December 31, 2009 and 2008 were as follows:

	Fiscal Year 2009	Fiscal Year 2008
Audit fees	$442,000	$504,200
Audit-related fees	22,955	21,900
Tax fees(a)	8,000	7,000
All other fees	—	—

Total	$472,955	$533,100

(a)	Tax Fees are comprised of an estimated $8,000 for tax compliance for the fiscal year ended December 31, 2009.

Representatives of Ernst & Young LLP will be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010.

RELATED PERSON TRANSACTIONS

We recognize that transactions involving significant relationships between us and our directors, executives or employees can present conflicts of interest and create the appearance that our decisions are based on considerations outside of our best interests and those of our stockholders. Therefore, it is our preference to avoid transactions involving such relationships. Nevertheless, we recognize there are situations where such transactions may not be inconsistent with our best interests and those of our stockholders. Therefore, we have implemented certain policies and procedures intended to allow us to assess the propriety of such transactions.

Pursuant to our Board of Directors’ Guidelines, each director must discuss with our governance & nomination committee any significant transaction that may affect his independence so that the committee can report such transaction to our board, which has the authority to reject or ratify the transaction based upon our best interests and those of our stockholders. Also pursuant to our Board of Directors’ Guidelines, if a proposed transaction involves a director potentially diverting a corporate opportunity from us, the director pursuing such transaction must first present the transaction to our CEO who has the authority to determine our best interests and those of our stockholders with respect to such opportunity. In addition, our Code of Business Conduct and Ethics provides that a related person transaction involving an executive officer must be promptly reported to our board, and such transactions involving an employee or non-executive officer must similarly be reported to our CEO. Our Code of Business Conduct and Ethics also provides that our officers and employees must get our CEO’s authorization before they can divert a business opportunity away from us. In each of these situations our board and our CEO have the authority to determine our best interests and those of our stockholders in relation to such transaction.

For the year ended December 31, 2009 there were no related person transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

STOCKHOLDER PROPOSALS

Any stockholder proposal to be presented at the 2011 annual meeting of stockholders must be received by our stockholder relations department at 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404 no later than November 17, 2010 in order to be included in the proxy statement and form of proxy for such meeting. The proposal must comply with SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. As to any proposal a stockholder intends to present to stockholders other than by inclusion in our proxy statement for the 2011 annual meeting, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless we receive notice of the matter to be proposed not later than January 31, 2011. Even if proper notice is received on or prior to January 31, 2011, the proxies named in management’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder(s) making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

Our board does not intend to bring any other business before the annual meeting of stockholders, and our board is not aware of any matters to be brought before the meeting other than those described in this proxy statement. As to any other business that may properly come before the annual meeting of stockholders, our proxies intend to exercise their discretionary authority to vote on those matters.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the website maintained by the SEC at www.sec.gov. We make available on our website at www.capstead.com, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, investor presentations and press releases, including amendments to such documents as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC or otherwise publicly released. We also make available on our website free of charge charters for the committees of our board, our Board of Directors’ Guidelines, our Code of Business Conduct and Ethics, our Financial Code of Professional Conduct and other company information, including amendments to such documents and waivers, if any, to the codes. Hard copies are furnished upon written request to Capstead Mortgage Corporation, Attention: Stockholder Relations, 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404.

You should rely only on the information contained in this proxy statement to vote on the election of directors and ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 17, 2010. You should not assume the information contained in this proxy statement is accurate as of any date other than such date, and neither the mailing of this proxy statement to stockholders nor the election of directors or ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm will create any implication to the contrary.

By order of the board of directors,

Phillip A. Reinsch Secretary

March 17, 2010

CAPSTEAD

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/cmo Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 27, 2010.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 27, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE NOW.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

1. To elect directors:

Jack Biegler

Andrew F. Jacobs

Gary Keiser

Paul M. Low

Christopher W. Mahowald

Michael G. O’Neil

Mark S. Whiting

Vote FOR all nominees (except as marked)

Vote WITHHELD from all nominees

to the board of directors, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

For

Against

Abstain

In the discretion of such proxies, upon such other business as may properly come before the annual meeting or any adjournment of the meeting, including any matter of which we did not receive timely notice as provided by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

WE BELIEVE VOTING “FOR” EACH OF THE ABOVE PROPOSALS IS IN THE BEST INTEREST OF OUR STOCKHOLDERS AND RECOMMEND YOU VOTE “FOR” EACH OF THE ABOVE PROPOSALS.

Address Change? Mark Box

Indicate changes below:

Date

,2010

(Signature of Stockholder(s))

(NOTE: If voting by mail, please sign exactly as your name(s) appear on the label. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title.)

CAPSTEAD

Capstead Mortgage Corporation

8401 N. Central Expressway, Suite 800

Dallas, Texas 75225-4410 Proxy

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS

OF CAPSTEAD MORTGAGE CORPORATION

Proxy for Annual Meeting of Stockholders to be held April 28, 2010

The undersigned, a stockholder of Capstead Mortgage Corporation, a Maryland corporation, hereby appoints

Andrew F. Jacobs and Phillip A. Reinsch, as proxies, each with the power of substitution to vote the shares of common stock, which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at 9:00 a.m., Central time, on April 28, 2010 at 200 Crescent Court, 17th Floor, Dallas,

Texas and at any adjournment of the meeting. I hereby acknowledge receipt of the notice of annual meeting and proxy statement dated March 17, 2010.

This proxy, when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR

NAMED HEREIN, “FOR” PROPOSAL 2 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, LLP, AND IN THE

DISCRETION OF THE PROXYHOLDER ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE

ANNUAL MEETING OR ANY ADJOURNMENT OF THE MEETING.

DO NOT FOLD, STAPLE OR MUTILATE

PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE,

WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.

PLEASE VOTE YOUR PROXY PROMPTLY

(continued and to be signed and dated on reverse side)

CAPSTEAD MORTGAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 28, 2010

9:00 a.m.

The Crescent Club

200 Crescent Court, 17th Floor

Dallas, Texas 75201

The Crescent Club is located on the 17th floor

of The Crescent’s center office tower.

Exit Pearl from Woodall Rodgers Freeway.

Stockholders please note new regulations at the New York

Stock Exchange, which will affect your vote on the

election of directors. You must vote your proxy in order for your shares to be counted for the election of directors.

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